EXHIBIT 21

                              LIST OF SUBSIDIARIES

1.      BioMeridian Corporation, a Utah corporation (previously ProHealth, Inc.)

3.      BioMeridian International, Inc., a Utah corporation

4.      BTI Acquisition Corporation, a Utah corporation

5.      Magellan Service Company, a Utah corporation